POST EFFECTIVE AMENDMENT NO. 4 TO FORM S-3
As filed with the Securities and Exchange Commission on February 25, 2008
Registration Statement No. 333-132911

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERRILL LYNCH & CO., INC.	DELAWARE	13-2740599
(Exact Name of Registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 World Financial Center
New York, New York 10080
(212) 449-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RICHARD ALSOP, ESQ.
General Counsel
Corporate Law
Merrill Lynch & Co., Inc.
4 World Financial Center
New York, New York 10080
(212) 449-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

NORMAN D. SLONAKER, ESQ. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(2)
Common Stock of Merrill Lynch & Co., Inc.	255,120,865 shares	$13,600,493,313	$544,020

(1)	Estimated solely for the purpose of computing the registration fee.
(2)
Pursuant to Rules 457(r) and 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price and registration fee for up to 255,120,865 shares of common stock of Merrill Lynch & Co., Inc. to be offered by the selling stockholders from time to time at indeterminate prices are computed on the basis of the average high and low prices of Merrill Lynch & Co., Inc.’s common stock, as reported on the New York Stock Exchange, on February 25, 2008.  In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of all of the registration fee.

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registration Statement (File No. 333-132911) is being filed by Merrill Lynch & Co., Inc. (“ML&Co.”) for the purpose of registering the resale of shares of common stock, par value $1.331/3 per share, initially sold in private placements in December, 2007 and January, 2008 and shares of common stock issuable upon conversion of Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock of ML&Co., par value $1.00 per share and liquidation preference $100,000 per share (the “Mandatory Convertible Preferred Stock”), sold in private placements in January, 2008 and February, 2008, in reliance on exemptions from registration under the Securities Act of 1933, as amended.  No changes or additions are being made hereby to the existing base prospectus that already forms a part of the Registration Statement. Accordingly, such existing base prospectus is being omitted from this filing. This Post-Effective Amendment No. 4 shall become effective immediately upon filing with the Securities and Exchange Commission (the “Commission”).

RESALE PROSPECTUS

Merrill Lynch & Co., Inc.
255,120,865 Shares of Common Stock
___________________________

The shares of common stock, $1.331/3 par value per share of ML&Co. (the “Shares”) described in this prospectus are being offered for sale from time to time by the selling stockholders named herein who acquired (i) the Shares in private placements in December, 2007 and January, 2008 or (ii) the Shares issuable upon conversion of the Mandatory Convertible Preferred Stock in private placements in January, 2008 and February, 2008, in reliance on exemptions from registration under the Securities Act of 1933, as amended.  We are registering the offer and sale of the Shares and the Shares underlying the Mandatory Convertible Preferred Stock to satisfy registration rights we have granted.  The selling stockholders will receive all of the proceeds from any sales.  ML&Co. will not receive any of the proceeds.

The selling stockholders may sell the Shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods.  Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of Shares.

The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses.  ML&Co. is paying expenses relating to the registration of the Shares with the Securities and Exchange Commission.

ML&Co.’s common stock is listed on the New York Stock Exchange under the symbol “MER”. On February 25, 2008, the last reported sale price for ML&Co.’s common stock on the New York Stock Exchange was $54.42 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________________________

The date of this prospectus is February 25, 2008

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are based on ML&Co.’s management’s beliefs and assumptions and on information currently available to ML&Co.’s management.  Forward-looking statements include information concerning ML&Co.’s possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus.  You should not put undue reliance on any forward-looking statements.  ML&Co. does not have any intention or obligation to update forward-looking statements after it distributes this prospectus.

MERRILL LYNCH & CO., INC.

ML&Co. is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 40 countries and territories and total client assets of almost $2.0 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management.

ML&Co.’s principal office is located at 4 World Financial Center, New York, NY 10080, and its telephone number is (212) 449-1000.

RISK FACTORS

Investing in ML&Co.’s common stock involves risk.  See the risk factors described in ML&Co.’s Annual Report on Form 10-K for ML&Co.’s fiscal year ended December 28, 2007, which is incorporated by reference in this prospectus.  Before making an investment decision, you should carefully consider these risks as well as other information ML&Co. includes or incorporates by reference in this prospectus.  These risks could materially affect ML&Co.’s business, results of operations or financial condition and cause the value of ML&Co.’s common stock to decline. You could lose all or part of your investment.

USE OF PROCEEDS

All Shares sold pursuant to this prospectus will be sold by the selling stockholders and ML&Co. will not receive any of the proceeds from such sales.

SELLING STOCKHOLDERS

The selling stockholders acquired the Shares offered by this prospectus from ML&Co. in connection with private placements by ML&Co. in December, 2007, January, 2008 and February, 2008.

The registration of these Shares does not necessarily mean that the selling stockholders will sell all or any of the Shares.

The following table provides information regarding the beneficial ownership of ML&Co.’s common stock by the selling stockholders, as of February 21, 2008.  The number of Shares set forth in the table below represents all Shares owned by the selling stockholders.

The information provided in the table below with respect to the selling stockholders has been obtained from the selling stockholders and ML&Co. has not sought to verify this information.

Selling Stockholders	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Class of Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered
Clover Investments (Mauritius) Pte Ltd Faber Investments (Mauritius) Pte Ltd (1)	88,749,594	9.2%	88,749,594
Crescent Holding GmbH (2)	5,725,191	*	5,725,191
Davis Selected Advisors LP (3)	25,000,000	2.6%	25,000,000
Eton Park Fund, L.P. (4)	3,146,666	*	2,666,666
Eton Park Master Fund, Ltd. (5)	5,711,667	*	5,666,667
Korea Investment Corporation (6)	38,167,939	4.0%	38,167,939
Kuwait Investment Authority (7)	38,167,939	4.0%	38,167,939
Collin Limited Li Ka Shing (Canada) Foundation		*	2,520,832
Marble Palace Investments Limited (8)	2,520,832
Lispenard Street Credit (Master), Ltd. Pond View Credit (Master), Ltd. (9)	1,041,666	*	1,041,666
Mizuho Corporate Bank (10)	22,900,763	2.4%	22,900,763
Phanbari Corporation (11)	2,500,000	*	2,500,000
Public Sector Pension Investment Board (12)	1,021,241	*	1,021,241
TPG-Axon Partners, LP TPG-Axon Partners (Offshore), Ltd. (13)	9,541,985	*	9,541,985
The New Jersey Division of Investment (14)	5,725,191	*	5,725,191
T. Rowe Price Associates, Inc. / T. Rowe Price International, Inc. (15)	5,725,191	*	5,725,191
___________________
* Less than 1%.  All calculations are based on 966,800,458 Shares outstanding as of February 5, 2008.

(1)	We have been advised by the selling stockholder that it has voting and dispositive power over the Shares.
(2)	We have been advised by the selling stockholder that it has voting and dispositive power over the Shares.
(3)
We have been advised by the selling stockholder that Davis Selected Advisors LP has dispositive power over the Shares and that it has voting power over 23,635,700 of such Shares.  We have been further advised by the selling stockholder that AIG SunAmerica Series Trust – Venture Value Portfolio, RiverSource Managers Series, Inc. – Fundamental Value Fund, RiverSource Variable Portfolio – Managers Series, Inc. – Fundamental Value Fund, ING Partners Inc. – ING Davis Venture Value Portfolio, MMA Praxis Core Stock Fund and Meritas US Equity Fund have voting power over 686,100,271,100, 219,800, 95,500, 88,500 and 3,300 of such Shares, respectively.

(4)
We have been advised by the selling stockholder that Eton Park Capital Management, L.P., the investment manager of the fund, shares voting and dispositive power with Eton Park Fund, L.P. over the Shares held by Eton Park Fund, L.P.

(5)
We have been advised by the selling stockholder that Eton Park Capital Management, L.P., the investment manager of the fund, shares voting and dispositive power with Eton Park Master Fund, Ltd. over the Shares held by Eton Park Master Fund, Ltd. over the Shares held by Eton Park Master Fund, Ltd.
(6)	We have been advised by the selling stockholder that the Ministry of Finance and Economy of the Republic of Korea has voting and dispositive power over the Shares.
(7)	We have been advised by the selling stockholder that it has voting and dispositive power over the Shares.
(8)	We have been advised by the selling stockholder that it has voting and dispositive power over the Shares.
(9)	We have been advised by the selling stockholder that DiMaio Ahmad Capital LLC has voting and dispositive power over the Shares.
(10)	We have been advised by the selling stockholder that it has voting and dispositive power over the Shares.
(11)	We have been advised by the selling stockholder that it has voting and dispositive power over the Shares.
(12)	We have been advised by the selling stockholder that it has voting and dispositive power over the Shares.
(13)
We have been advised by the selling stockholder that TPG-Axon Capital Management, LP, a Delaware limited partnership (“TPG-Axon Management”), as investment manager to TPG-Axon Partners, LP, a Delaware limited partnership (“TPG-Axon Domestic”) and TPG-Axon Partners (Offshore), Ltd., a Cayman exempted company (“TPG-Axon Offshore”), has the power to direct the disposition and voting of the Shares held by TPG-Axon Domestic and TPG-Axon Offshore. TPG-Axon Partners GP, LP, a Delaware limited partnership (“Partners GP”) is the general partner of TPG-Axon Domestic. TPG-Axon GP, LLC, a Delaware limited liability company (“GP LLC”) is the general partner of Partners GP and TPG-Axon Management. Dinakar Singh LLC, a Delaware limited liability company (“Singh LLC”) is a Managing Member of GP LLC. Dinakar Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GP LLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the Shares held by TPG-Axon Domestic and TPG-Axon Offshore.

(14)	We have been advised by the selling stockholder that it has voting and dispositive power over the Shares.
(15)
T. Rowe Price Associates, Inc. (“TRPA”) and T. Rowe Price International, Inc. ("TRPI") serve as investment advisers with power to direct investments and/or sole power to vote the securities owned by the funds and accounts holding the Shares, as well as securities owned by certain other individual and institutional investors.  For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA and TRPI may be deemed to be the beneficial owners of all of the Shares; however, TRPA and TRPI expressly disclaim that they are, in fact, the beneficial owners of such securities.  TRPA and TRPI are the wholly owned subsidiaries of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

PLAN OF DISTRIBUTION

ML&Co. is registering the Shares covered by this prospectus for the selling stockholders. Pursuant to a registration rights agreement by and between ML&Co. and Temasek Capital (Private) Limited, dated as of December, 24, 2007, a subscription agreement by and between ML&Co. and Davis Selected Advisors LP dated as of December 24, 2007 and share subscription agreements by and between ML&Co. and the various parties signatory thereto, dated as of January 15, 2008, ML&Co agreed to register the resale of the common stock owned by the selling stockholders and the common stock underlying the Mandatory Convertible Preferred Stock owned by the selling stockholders and to indemnify the selling stockholders against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the registration rights agreements, ML&Co. also agreed to pay the costs and fees of registering the Shares; however, the selling stockholders will pay any brokerage commissions relating to the sale of the Shares.

The selling stockholders may sell the common stock being offered hereby in one or more of the following ways at various times:

• directly to purchasers in transactions (which may involve crosses or block transactions or borrowings, returns and reborrowings of the Shares pursuant to stock loan agreements to settle short sales of the Shares) on the New York Stock Exchange, in privately negotiated transactions or in the over-the-counter market or delivered in connection with the issuance of securities by issuers other than ML&Co. that are exchangeable for (whether optionally or mandatorily), or payable in, Shares or pursuant to which the Shares may be distributed or in satisfaction of options or short sales of Shares);
• through dealers, brokers or other agents;
• through underwriters; or

• through a combination of any of the above.

Such transactions may be effected:
• at a fixed price or prices that may be changed;
• at market prices prevailing at the time of sale;
• at prices relating to such prevailing market prices; or
• at negotiated prices.

The selling stockholders may offer their Shares in one or more offerings pursuant to one or more prospectus supplements, if required by applicable law, and any such prospectus supplement will set forth the terms of the relevant offering to the extent required.

Each selling stockholder will act independently of ML&Co. in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the common stock on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

The selling stockholders (other than Davis Selected Advisors LP) have agreed, subject to certain exceptions, not to sell or transfer any Shares for one year after the date of their respective private placement investment agreements in December, 2007, January, 2008 and February, 2008. Specifically, these selling stockholders have agreed not to directly or indirectly:

• offer, pledge, sell or contract to sell any Shares;
• sell any option or contract to purchase any Shares;
• purchase any option or contract to sell any Shares;
• lend or otherwise dispose of or transfer any Shares; or
• enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Shares whether any such swap or transaction is to be settled by delivery of Shares or other securities, in cash or otherwise.

This lockup applies to Shares and to securities convertible into or exchangeable or exercisable for or repayable with Shares.

The selling stockholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. The selling stockholders and any broker-dealers involved in the sale or resale of the common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If a selling stockholder qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

LEGAL MATTERS

The validity of the Shares offered pursuant to this prospectus will be passed upon by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statement incorporated by reference in this Post Effective Amendment No. 4 to Registration Statement No. 333-13291 and the effectiveness of  Merrill Lynch and Co., Inc and Subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated by reference in the Post Effective Amendment No. 4 to Registration Statement No. 333-13291 (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,”

Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, and include an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements) and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting).  Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the SEC’s website is http://www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) (other than information in the documents that is deemed not to be filed):

•	annual report on Form 10-K for the year ended December 28, 2007;

•
current reports on Form 8-K filed with the SEC dated January 4, 2008, January 16, 2008, January 17, 2008, January 24, 2008, January, 28, 2008, January, 29, 2008, January, 30, 2008, February 1, 2008, February 6, 2008, February 7, 2008, February 8, 2008, February 14, 2008 and February 25, 2008.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed (other than information in the documents that is deemed not to be filed):

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting us in writing or by telephone at the following address: Judith A. Witterschein, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038.

You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in a prospectus supplement related to an offering prepared by or on behalf of ML&Co. or used or referred to by us. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our affairs may change after this prospectus and any related prospectus supplement are conveyed. You should not assume that the information in this prospectus and any related prospectus supplement is accurate as of any date other than the dates indicated in those documents. You should read all information supplementing this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities are as follows:

Registration fee	*
Fees and expenses of accountants	$50,000
Fees and expenses of counsel	$100,000
Printing expenses	$20,000
Stock exchange listing fees	$20,000
Miscellaneous	$10,000
Total	$200,000

_______________________
* The registrant is deferring the payment of all of the registration fee pursuant to Rule 456(b) and 457(r).

Item 15. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, has no reasonable cause to believe such person’s conduct was unlawful.

Article XIII, Section 2 of the Restated Certificate of Incorporation of ML&Co. provides in effect that, subject to certain limited exceptions, ML&Co. shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware.

Item 16. Exhibits

EXHIBIT INDEX

Exhibit
Number		Description

5.01	—	Opinion of Sidley Austin LLP.

23.01	—	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Merrill Lynch & Co., Inc.

23.02	—	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting firm fo BlackRock, Inc.

23.03	—	Consent of Sidley Austin LLP. (included in Exhibit 5.01).

24.01	—	Powers of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Merrill Lynch & Co., Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 25th day of February, 2008.

MERRILL LYNCH & CO., INC.

By:	/s/ Nelson Chai
Name:	Nelson Chai
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

* (John A. Thain)	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* (Nelson Chai)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* (Christopher B. Hayward)	Vice President and Finance Director (Principal Accounting Officer)

* (Carol T. Christ)	Director

* (Armando M. Codina)	Director

* (Virgis W. Colbert)	Director

* (Alberto Cribiore)	Director

* (John D. Finnegan)	Director

* (Judith Mayhew Jonas)	Director

* (Aulana L. Peters)	Director

* (Joseph W. Prueher)	Director

* (Ann N. Reese)	Director

* (Charles O. Rossotti)	Director

Dated: February 25, 2008

*By:	/s/ Nelson Chai
Name:	Executive Vice President and Chief Financial Officer, Attorney-in-Fact